EXHIBIT 16

                             THE CORE EQUITY FUND
                       TOTAL RETURN COMPUTATION SCHEDULE

Method by which total return (ending redeemable value) is computed:

         P (1 + T)n   = ERV

         P = a hypothetical initial payment of $1,000
         T = average annual total return
         N = number of years
         ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of one, five or 10-year periods (or fractional portion thereof)


THE CEF FUND                                 1 YEAR           5 YEARS           10 YEARS
------------                                 ------           -------           --------


Beginning Account Balances                  $1,000.00         $1,000.00         $1,000.00
Average Annual Total Return                     -0-               -0-               -0-
Ending Redeemable Value                     $    0.00         $    0.00         $    0.00

Formula Computation:

         1 year:      $1,000  (1 + .0000)     =        $0.00

         5 years:     $1,000  (1 + .0000)5    =        $0.00

         10 years:    $1,000  (1 + .0000)10   =        $0.00
